Exhibit 99.1

Super Micro Computer Inc. Provides First Quarter Financial Update and Schedules Conference Call and Webcast for Final First Quarter Fiscal 2013 Financial Results

SAN JOSE, Calif., October 9, 2012 (BUSINESS WIRE) — Super Micro Computer, Inc. (NASDAQ:SMCI), the leader in server technology innovation and green computing, today provided preliminary information regarding its financial results for the first fiscal quarter ended September 30, 2012.

The Company also announced that it will release final first quarter fiscal 2013 financial results on Tuesday, October 23, 2012, immediately after the close of regular trading, followed by a teleconference beginning at 2:00 p.m. (Pacific Time).

The Company now anticipates that it will report revenue for its first quarter of fiscal 2013 of approximately $270 million. This compares to the Company’s previous guidance range of $270 to $290 million.

Non-GAAP gross margin is expected to be about 13%. The primary cause for the lower gross margin was the steep price drops for hard disk drives and memory. Margins on other products and components were stable to higher.

The Company anticipates that it will report non-GAAP operating expenses for the quarter in line with those reported for the prior quarter ended June 30, 2012.

“Revenue for the quarter was up about 9% from last year and down slightly from our record last quarter despite challenges from a weaker global economy. The big price drops of HDD and memory, particularly late in the quarter, negatively impacted our net profit for the quarter as we adjusted to vendor contracts we entered into in the March quarter.” said Charles Liang, Chairman and CEO. “This quarter we experienced stronger demand for our new Sandybridge product lines suggesting a positive ramp for this new technology. In addition, late in the quarter, we began shipping our new Fat Twin architecture which is a benchmarked leader in performance, power efficiency and cost. We believe that we are well positioned in the market and we will provide more details on the earnings call.”

The preliminary fiscal first quarter financial results presented in this press release are estimates and remain subject to finalization and review.

Conference Call/Webcast Information for October 23, 2012

Supermicro will hold a teleconference to announce its final first fiscal quarter financial results on October 23, 2012, beginning at 2 p.m. Pacific time. Those wishing to participate in the conference call should call 1-888-438-5525 (international callers dial 1-719-325-2323) a few minutes prior to the call’s start to register. A replay of the call will be available through 11:59 p.m. (Eastern Time) on Tuesday, November 6, by dialing 1-877-870-5176 (international callers dial 1-858-384-5517) and entering replay PIN 8555814.

Those wishing to access the live or archived webcast via the Internet should go to the Investor Relations tab of the Supermicro website at www.Supermicro.com.

About Super Micro Computer, Inc.

Supermicro, the leader in server technology innovation and green computing, provides customers around the world with application-optimized server, workstation, blade, storage and GPU systems. Based on its advanced Server Building Block Solutions, Supermicro offers the most optimized selection for IT, datacenter and HPC deployments. The company’s system architecture innovations include the Twin server, Double-Sided Storage™ and SuperBlade® product families. Offering the most comprehensive product lines in the industry, Supermicro provides businesses of all sizes with energy-efficient, earth-friendly solutions that deliver unmatched performance and value. Founded in 1993, Supermicro is headquartered in Silicon Valley with worldwide operations and manufacturing centers in Europe and Asia. For more information, visit www.supermicro.com.

Supermicro, Server Building Block Solutions, and SuperBlade are registered trademarks and Double-Sided Storage is a trademark of Super Micro Computer, Inc. All other trademarks are the property of their respective owners.

Investor Relations Contact:

Perry G. Hayes

SVP, Investor Relations

Super Micro Computer, Inc.

(408) 895-6570

PerryH@Supermicro.com